UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C. 205449
                                 ---------------

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 Or 15(d) of the Securities Exchange Act of 1934


Date of Report: January 6, 1997


                        IMAGING DIAGNOSTIC SYSTEMS, INC.
                 (Name of Small Business Issuer in its charter)


            FLORIDA                  0-26028                 22-2671269
(State or other jurisdiction of    (Commission            (IRS Employer
 incorporation or organization)     File Number)         Identification No.)

                  6531 NW 18TH COURT, PLANTATION, FLORIDA 33313
              (Address of Principal Executive Offices and Zip code)

                  Registrant's Telephone number: (954)581-9800

Item 5. OTHER EVENTS.

         On December 22, 1996, Imaging Diagnostic Systems, Inc. finalized a private placement transaction resulting in $4,500,000 in equity financing. The financing was secured directly with an institutional money management company.

         The Company issued 450 shares of Series B Convertible Preferred Stock ("Preferred")and 112,500 Warrants ("Warrants") in reliance upon the exemption from registration afforded by Regulation D and Section 4(2) of the Securities Act of 1933, as amended. A registration application regarding the common stock associated with the transaction will be made to the Securities and Exchange Commission. The Company did not pay any investment banking fees in connection with this transaction.

         The holder of the Preferred may convert 34% of of the Preferred 80 days after issuance; 67% of the Preferred 100 days after issuance; and, 100% in aggregate 120 days after issuance. The Preferred are to be converted based on the lower of 82% of the average closing bid price for the 5 trading days preceding the notice of conversion by the holder or $3.85 per Preferred share. The Warrants are exercisable at any time for an exercise price of $5.00 and will expire five (5) years from date of issue.

         The Company anticipates using the proceeds from the private placement for general corporate purposes and for continued clinical trials of the Computed Tomography Laser Mammography (CTLM/trademark/) device which includes the establishment of an additional 4-6 clinical sites. The Company expects to collect significant clinical data from the sites which will be incorporated into a PMA filing with the Food and Drug Administration and hopes to receive expedited review based on the clinical data.

Note: Forwarding-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks and uncertainties, including without limitation, the Company's ability to successfully complete and file a PMA application; the status of competing products; and, other risks and uncertainties detailed in the Company's Form 10-KSB filed August 20, 1996 with the Securities and Exchange Commission.


                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.


Date: January 6, 1997                IMAGING DIAGNOSTIC SYSTEMS, INC.
                                     --------------------------------
                                               (Registrant)
                                     /s/Peter S. Knezevich
                                     Peter S. Knezevich
                                     (Vice President-General Counsel)